Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 19, 2019 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2018 and 2017 and for the years then ended, included in Post-Qualification Amendment No. 1 to the Regulation A Offering Statement on Form 1-A dated April 10, 2019 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania

April 10, 2019